Exhibit 23.2


CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 2 to Registration Statement No. 333-115029 of Internet Commerce Corporation on Form S-3 of our report dated August 13, 2004 related to the financial statements of Electronic Commerce Systems, Inc. as of December 31, 2003 and for the year then ended, appearing in the Form 8-K/A of Internet Commerce Corporation filed on August 17, 2004, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.




/s/ Deloitte & Touche LLP
New York, New York
August 19, 2004